Exhibit 3.3

RESTATED CERTIFICATE OF INCORPORATION

OF

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware Corporation, hereby certifies as follows:

1. The name of the Corporation is SCIENCE APPLICATIONS INTERNATIONAL CORPORATION and it was originally incorporated under the name of Science Applications, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 21, 1980.

3. This Restated Certificate of Incorporation restates and amends the provisions of the Corporation’s Restated Certificate of Incorporation as heretofore amended and supplemented.

4. This Restated Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 and 245 of the General Corporation Law of the State of Delaware.

5. The text of the Corporation’s Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST: NAME: The name of this Corporation is:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

SECOND: ADDRESS: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

THIRD: PURPOSE: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH: CAPITALIZATION. The total number of shares of capital stock which the Corporation shall have the authority to issue is 10,000 shares. All such shares are to be Common Stock, par value $.01 per share, and are to be of one class. Effective upon the effectiveness of this Restated Certificate of Incorporation under the DGCL (the “Effective Time”), each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified as one share of Common Stock.

FIFTH: BALLOT. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

SIXTH: BYLAWS. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

SEVENTH: THE BOARD OF DIRECTORS

(A) Number of Directors. The number of directors which shall constitute the whole Board of Directors of the Corporation shall be not less than ten (10) and not more than eighteen (18), and the exact number shall be fixed by the Board of Directors

(B) Term. Commencing at the 2008 annual meeting of stockholders, all directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders, by such stockholders having the right to vote on such election. The term of each director serving as and immediately following the date of the 2008 annual meeting of stockholders shall expire at the next annual meeting of stockholders at such date, notwithstanding that such director may have been elected for a terms that extended beyond the date of such annual meeting of stockholders. Each director shall serve until the director’s term expires in accordance with the foregoing provision or until the director’s prior resignation, death, disqualification or removal from office, provided that each director shall serve notwithstanding the expiration of the director’s term until the director’s successor shall be duly elected and qualified

EIGHTH: AMENDMENT: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

NINTH: INDEMNIFICATION AND LIMITATION OF LIABILITY

(A) Indemnification.

(1) Indemnification of Directors and Officers. The Corporation shall indemnify its directors and elected and appointed officers to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

(2) Advancement of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorney’s fees) incurred by past or present directors and officers of the Corporation in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such persons to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article NINTH or otherwise.

(3) Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation who are not directors or officers similar to those conferred in this Section (A) to directors and officers of the Corporation.

The right to indemnification and to the advancement of expenses conferred in this Section (A) shall be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate of Incorporation, the Bylaws, any statute, agreement, insurance policy, vote of stockholders or disinterested directors, or otherwise.

(B) Limitation on Liability. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

(C) Repeal or Modification of Rights. Any repeal or modification of Section (A) shall not shall adversely affect any rights to indemnification and advancement of expenses of a director or officer the Corporation existing pursuant to Section (A) with respect to any acts or omissions of such director occurring prior to such repeal or modification. Any repeal or modification of Sections (A) or (B) shall not have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

IN WITNESS WHEREOF, SCIENCE APPLICATIONS INTERNATIONAL CORPORATION has caused this Restated Certificate of Incorporation to be executed by a duly authorized officer on this 10th day of September, 2007.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By:	/s/ Douglas E. Scott
Name:	Douglas E. Scott
Title:	Executive Vice President, General Counsel and Secretary

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